EXHIBIT 10.13

AMERICAN EXPRESS COMPANY

AMERICAN EXPRESS CENTURION BANK

AMERICAN EXPRESS BANK, FSB

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND ADVISORS

(As amended and restated effective January 1, 2009)

Section 1. Effective Date

The effective date of this Plan is October 1, 1973, except as otherwise provided herein.

Section 2. Eligibility

Any Director of or Advisor to the Board of Directors of American Express Company (the “Company”), any Director of American Express Centurion Bank Ltd. (“Centurion”) and/or any Director of American Express Bank, FSB (“FSB”) (hereinafter “Directors”) who is not an officer or employee of the Company, Centurion, FSB or a subsidiary thereof is eligible to participate in this Plan.

Section 3. Administration

The Nominating and Governance Committee of the Board of Directors shall administer this Plan. The committee shall have all the powers necessary to administer this Plan, including the right to interpret the provisions of this Plan and to establish rules and prescribe any forms for the administration of this Plan.

Section 4. Amount of Deferral

A Director may elect to defer receipt of 50% or 100% for any year of the compensation payable to the Director for serving on or for the Board of Directors of the Company, Centurion and FSB and Committees of the Board of Directors thereof.

A deferral election with respect to the compensation earned in a particular calendar year shall be made no later the end of the preceding calendar year; provided, however, to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), a Director who is newly elected to the Board of Directors during a calendar year may make an irrevocable election within thirty (30) days after his or her election to the Board of Directors, which election shall only apply to the Director’s compensation earned after the date such election became irrevocable.

Section 5. Deferred Compensation Accounts

Deferred compensation will be credited to the Director’s bookkeeping account under this Plan. In accordance with the Director’s instructions, amounts deferred will be credited either to an account linked to the Company” return on equity (the “ROE-Based Option”) or an account linked to the performance of the Company’s Common Stock par value $0.20 per share (the “Share Equivalent Option”) as more completely described below.

(a)	ROE-Based Option

Amounts deferred for which the Director has chosen the ROE-Based Option shall be credited or debited with interest equivalents at a rate equal to the ROE Formula Rate under the Company’s Pay-for-Performance Deferral Program and the Deferral Benefits under the American Express Supplemental Retirement Plan, as amended from time to time.

As promptly as practicable each year after the Compensation and Benefits Committee determines the ROE Formula Rate with respect to the prior year, the amounts held in the account under the ROE-Based Option on December 31 of the prior year shall be credited or debited at the ROE Formula Rate as follows: (i) amounts that have been held in the account for the entire prior year will be credited or debited by an annual percentage rate equal to the ROE Formula Rate; and (ii) amounts that were deferred during the prior year will be credited or debited at a proration of the annual ROE Formula Rate based on the number of days during the prior year they were held in the account (e.g., the number of days actually held divided by 366).

(b)	Stock-Based Option

Amounts deferred for which the Director has chosen the Share Equivalent Option will be converted hypothetically into units equivalent to the shares of the Company’s Common Stock (“Share Equivalent Units” or “SEUs”), determined by dividing the amount of deferred compensation in each calendar quarter by the average market price of the Common Shares for the last ten (10) trading days of such calendar quarter. On any dividend payment date for the Common Shares, dividend equivalents in the form of additional SEUs will be credited to the Director’s account equal to (i) the per-share cash dividend divided by the average market price of the Common Shares on the payment date, multiplied by (ii) the number of such units credited to such account on the payment date.

Section 6. Stock Splits

In the event of any change in the outstanding Common Shares of the Company by reasons of any stock split, stock dividend, split up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to the shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number of SEUs credited to a Director’s account shall be automatically adjusted on the same basis so that the proportionate interest of the Director under this Plan shall be maintained as before the occurrence of such event.

Section 7. Valuing SEUs Payable to Directors

On any date on which SEUs are payable to a Director (other than in the case of SEUs paid in respect of the payment of dividends), the SEUs will be valued for payment by multiplying the applicable number of units by the average of the average market price of a Common Share as reported on the New York Stock Exchange Composite Transactions Tape for the fifteen (15) trading days immediately preceding the date of payment.

The average market price on any valuation date under this Plan shall be the average of the highest and lowest sales prices of the stock as reported on the New York Stock Exchange Composite Transactions Tape.

Section 8. Form of Distribution of Account Balance

To the extent permissible under Section 409A, a Director who is newly elected to the Board of Directors must make an irrevocable election within thirty (30) days after his or her election to the Board of Directors, which election will be applicable to the entire balance of his or her account. Such Director may elect to receive his or her account under this Plan:

(a)	upon (i) separation from service (or as soon as administratively practicable thereafter, but in no event later than ninety (90) days thereafter), or (ii) a specified anniversary following separation from service, but not later than the tenth (10th) anniversary thereafter (or as soon as administratively practicable after such specified anniversary, but in no event later than ninety (90) days thereafter); and

(b)	in cash in either (i) a lump sum or (ii) a number of annual installments (not to exceed ten (10)).

In the absence of a valid election, a Director will be deemed to have elected to receive his or her account in a lump sum upon such Director’s separation from service.

Thereafter, if such a Director changes his or her existing (or default) election, he or she may do so provided that such subsequent election:

(A)	does not take effect for twelve (12) months following the date such subsequent election becomes effective;

(B)	specifies a new payment date (or a new payment commencement date in the case of annual installment payments) that is no sooner than five years after the original payment date (or the original payment commencement date in the case of installment payments); and

(C)	the new payment date (or a new payment commencement date in the case of annual installment payments) is no later than the tenth (10th) anniversary of the Director’s separation from service.

Upon such a Director’s separation from service, his or her election in effect on such date shall govern the time and form of the distribution of the Director’s account.

If the Director elects to receive installment payments, then subsequent annual installments will be distributed to the Director on the anniversary date of the first distribution, or as soon as administratively practicable thereafter, but in no event later than ninety (90) days thereafter. Each installment will be paid proportionally, based on the number of remaining installment payments and the balance of the Director’s account, including related accrued dividend equivalents under the Share Equivalent Option.

Section 9. Death Prior to Receipt

In the event that a Director dies prior to receipt of any or all of the amounts payable to him or her pursuant to this Plan, any amounts that are then credited to the Director’s account shall be paid to the legal representatives of the Director’s estate in a lump sum within ninety (90) days following the date of the Director’s death, or such later date permitted by Section 409A.

Section 10. Director’s Rights Unsecured

The right of any Director to receive future payments under the provisions of this Plan shall be an unsecured, contractual claim against the general assets of the Company. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any segregation of assets the payment of any amounts under this Plan.

Participants may not sell, transfer, assign, pledge, levy, attach, encumber or alienate any amounts payable under this Plan.

Section 11. Statement of Account

A statement of account will be sent to each Director not later than sixty (60) days after the close of each calendar quarter, which will confirm the Director’s account balance(s) as of the end of the preceding quarter.

Section 12. Amendment

This Plan may be amended at any time and from time to time by the Board of Directors of the Company; provided, however, that the Board of Directors may not adopt any amendment that would (a) materially and adversely affect any right of or benefit to any Director with respect to any the benefits theretofore credited without such Director’s written consent, or (b) result in a violation of Section 409A. Any amendment to this Plan that would cause a violation of Section 409A shall be null and void and of no effect.

Section 13. Termination

This Plan shall terminate upon the adoption of a resolution of the Board of Directors terminating this Plan. The termination of this Plan shall not affect the distribution of the accounts maintained under this Plan, and the balances of such accounts shall continue to become due and payable in accordance with the provisions of this Plan in effect immediately prior to the termination of this Plan and each Director’s election; provided, however, if the Board of Directors so chooses, the payment of account balances may be accelerated upon the termination of this Plan to the extent permissible under and in accordance with Section 1.409A-3(j)(4)(xi) of the treasury regulations.

Section 14. Section 409A

This Plan and the benefits provided thereunder are intended to comply with the requirements of Section 409A, and this Plan shall be administered and interpreted consistent with such intention and the America Express Section 409A Compliance Policy.

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